Exhibit 17.1

March 5, 2025

Board of Directors

Apollo Biowellness, Inc. f/k/a Resonate Blends, Inc.

One Marine Plaza, Ste 305A

N. Bergen, NJ 07043

Re:	Apollo Biowellness, Inc. f/k/a Resonate Blends, Inc. (the “Company”)

Dear Sirs:

Please be advised that I hereby resign as a President/CEO of Apollo Biowellness, Inc. f/k/a Resonate Blends, Inc., effective the close of business as indicated above. I will remain as Chairman of the Board/Director of the Company.

My resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company’s operations, policies or practices.

Sincerely,

/s/ Jim Morrison
Jim Morrison